UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  2/3/10

DANVERS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-33896

Delaware	04-344675
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Conant Street, Danvers, Massachusetts 01923

(Address of Principal Executive Offices, Including Zip Code)

(978) 777-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in this Report

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

Executive Employment Agreement

On February 1, 2010, Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), and its wholly-owned subsidiary, Danversbank (the “Bank”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Donat A. Fournier, Executive Vice President and Director of Wealth Management (the “Executive”).  This Employment Agreement supersedes any existing employment agreement or salary continuation agreement with the Executive.  The following description of the Employment Agreement is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Employment Agreement provides for an initial base salary of $260,000 per year and the Executive is eligible to receive cash incentive compensation and equity incentive awards as determined by the Compensation Committee under the  annual cash and equity-based incentive plans of the Company and the Bank (collectively, the “Employers”).  The term of the Employment Agreement extends until December 31, 2011 and the term shall be extended by increments of one year unless the Executive receives notice from the Company at least six months prior to the expiration of the term of the Employers’  decision not to renew the Employment Agreement.  Additionally, the Executive is entitled to receive a cash bonus of $100,000 if he is employed by either the Company or the Bank on June 30, 2011, such bonus to be paid in a lump sum not later than July 31, 2011.

If the Executive’s employment with the Company is terminated for any reason prior to January 1, 2012, including voluntary resignation by the Executive, the Executive shall be entitled to a pre-existing change in control agreement severance in an amount equal to $933,050 payable in lump sum and  an annual benefit of $100,000 for twenty (20) years under the Salary Continuation Agreement maintained by his prior employer shall be fully vested, such annual benefit to be paid by the Company to the Executive in 12 equal monthly installments commencing with the month following the Executive’s attaining age 65.

The Employment Agreement also provides for benefits for a termination benefit in the event of a termination without “cause” or resignation with “good reason” (each as defined in the Employment Agreement) which include vesting of all stock options and other equity-based awards that would have vested during the remaining unexpired term as well as a pro-rated portion of the annual incentive compensation to which the Executive for the year in which such termination occurs.  Additionally, no payments by the Employers to the Executive or for the Executive’s benefit under the Employment Agreement shall be non-deductible to the Company or the Bank by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, if by reason of the operation of  Section 280G of the Code, any such payment exceed the amount which can be deducted by the Employers, the amount of such payments shall be reduced to the maximum which is eligible for deduction by the Employers under Section 280G of the Code.

Executive Change in Control Agreement

On February 1, 2010, Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), and its wholly-owned subsidiary, Danversbank (the “Bank”) entered into a Change in Control Agreement (the “Change in Control Agreement”) with Paul E. Flynn, Executive Vice President and Director of Asset Based Lending (the “Executive”).  The Change in Control Agreement provides that upon the occurrence of a “change in control” (as defined in the Change in Control Agreement) of the Company or the Bank (collectively, the “Employers”) followed by the Executive’s involuntary termination of employment without “cause” (as defined in the Change in Control Agreement) or the Executive’s voluntary termination of employment for “good reason” (as defined in the Change in Control Agreement), the Employers will pay the Executive a lump sum amount equal to the sum of one (1) times his annual base salary and the greater of (i) the Executive’s target cash bonus for the year of termination or (ii) the Executive’s highest cash bonus earned in the three years preceding the change in control. In addition, the Executive will be provided with  continued medical and dental insurance coverage for one (1) year, with the Executive paying his share of employee premiums.  Additionally, no payments by the Employers to the Executive or for the Executive’s benefit under the Change in Control Agreement shall be non-deductible to the Company or the Bank by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, if by reason of the operation of  Section 280G of the Code, any such payment exceed the amount which can be deducted by the Employers, the amount of such payments shall be reduced to the maximum which is eligible for deduction by the Employers under Section 280G of the Code.    This Change in Control Agreement supersedes any existing change in control agreement or other severance arrangement with the Executive.  The following description of the Change in Control Agreement is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the Change in Control Agreement which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01.                                          Financial Statements and Exhibits.

(d) Exhibits-See Exhibit Index following signature page

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date: February 3, 2010	DANVERS BANCORP, INC.

	By:	/s/ Kevin T. Bottomley
Kevin T. Bottomley
Chairman, President & CEO

Exhibit Index

Exhibit No.	Description
10.1	Executive Employment Agreement, dated February 1, 2010, by and between Danvers Bancorp, Inc., Danversbank and Donat A. Fournier.
10.2	Change in Control Agreement, dated February 1, 2010, by and between Danvers Bancorp, Inc., Danversbank and Paul E. Flynn.